SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Lifevantage Corporation

9815 S. Monroe Street, Suite 100

Sandy, Utah 84070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 14, 2012

Dear Shareholder:

You are cordially invited to attend the fiscal year 2013 Annual Meeting of Shareholders of Lifevantage Corporation, a Colorado corporation. The meeting will be held at our offices located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070 on November 14, 2012 at 9:00 a.m. local time for the following purposes:

1.	To elect seven directors to hold office for a one-year term expiring at our fiscal year 2014 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	To advise as to the compensation of our named executive officers;

3.	To advise as to the frequency of future shareholder advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for our fiscal year ending June 30, 2013; and

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed September 24, 2012 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Sandy, Utah	By Order of the Board of Directors /s/ Rob Cutler

October 9, 2012	Rob Cutler
General Counsel and Secretary

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 14, 2012: This notice, the accompanying proxy statement, and annual report to shareholders are available at http://investor.lifevantage.com/sec.cfm.

-i-

Lifevantage Corporation

9815 S. Monroe Street, Suite 100

Sandy, Utah 84070

PROXY STATEMENT

FISCAL YEAR 2013 ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 14, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Lifevantage Corporation (sometimes referred to as “we,” “us,” “our,” the “Company” or “Lifevantage”) is soliciting your proxy to vote on the proposals described in this proxy statement at the fiscal year 2013 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about October 16, 2012 to all our shareholders of record as of the record date entitled to vote at the annual meeting.

Where and when is the annual meeting?

The annual meeting will take place on November 14, 2012 at 9:00 a.m. local time at our office located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070.

What am I voting on?

The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of seven directors to our board of directors;

•	the approval of a non-binding, advisory resolution approving the compensation of our named executive officers;

•	the approval of a non-binding, advisory resolution regarding the frequency of future voting on the compensation of our named executive officers; and

•	the ratification of the selection of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered accounting firm for our fiscal year ending June 30, 2013.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on September 24, 2012, which date we refer to as the “record date,” will be entitled to vote at the annual meeting. As of the record date we had approximately 113,368,210 shares of common stock outstanding and entitled to vote.

Shareholders of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Co., Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

With respect to the election of directors, you may either vote “FOR” all nominees to our board of directors, “WITHHOLD” to withhold your vote for all of the nominees or “EXCEPT” to withhold your vote for any nominee you specify. With respect to Proposal 2 and Proposal 4, you may vote “FOR” or “AGAINST” or you may abstain from voting by marking “ABSTAIN.” With respect to Proposal 3, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.”

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting.

•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

•	Vote in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. Proposals 2 and 4 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. For Proposal 3, the alternative receiving the highest number of votes (other than “Abstain”) will be designated as the shareholders’ preference. Directors are elected by a plurality of the votes properly cast. Cumulative voting is not permitted. The seven nominees receiving the highest number of “FOR” votes will be elected. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are broker non-votes?

When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of the NYSE.

How many votes are needed to approve each proposal?

•

Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The seven nominees receiving the highest number of FOR votes will be elected. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal.

•

The non-binding advisory resolutions approving the compensation of our named executive officers will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our board of directors and the compensation committee in making decisions affecting executive compensation.

•

The non-binding advisory resolution approving the frequency with which we will seek shareholder vote on the compensation of our named executive officers is not a binary vote to either approve or disapprove of our board of directors’ recommendation, but rather a selection among four alternatives in which shareholders may indicate the frequency with which they prefer we seek a shareholder advisory vote on the compensation of our named executive officers. Shareholders may select “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” and the alternative that receives the greatest number of votes (other than “ABSTAIN”) will be considered the frequency recommended by our shareholders. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. Even though this vote will be non-binding, our board of directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on the compensation of our named executive officers will be included in our proxy statement.

•

The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ended June 30, 2013 will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at Lifevantage Corporation, Attn: Corporate Secretary, 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all seven nominees for director, “FOR” each of Proposal 1 and Proposal 4, and “3 YEARS” with respect to Proposal 3, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date we had approximately 113,368,210 shares of common stock outstanding and entitled to vote. Thus, at least 56,684,106 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.

Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are shareholder proposals due for next year’s annual meeting?

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement.

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal year 2014 annual meeting of shareholders, shareholder proposals must be submitted in writing to Lifevantage Corporation, Attention: Corporate Secretary at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070 and must be received by us no later than June 18, 2013 and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.

Shareholder Proposals for Presentation at Next Year’s Annual Meeting.

If a shareholder wishes to present a proposal, including a director nomination, at our fiscal year 2014 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to Lifevantage Corporation, Attention: Corporate Secretary at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070 not less than 90 days, or July 18, 2013, nor more than 120 days, or June 18, 2013, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal year 2013 annual meeting, except that if the fiscal year 2014 annual meeting date is changed by more than 30 days from the anniversary date of the fiscal year 2013 annual meeting, such notice must be delivered not earlier than 120 days prior to the fiscal year 2014 annual meeting date and not later than the close of business on the later of the 90th day prior to the fiscal year 2014 annual meeting date or the 10th day following the day on which we first publicly announce the fiscal year 2014 annual meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal year 2014 annual meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at www.investor.lifevantage.com, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.

IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY), “FOR” PROPOSAL 2, “3 YEARS” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors currently consists of the following nine individuals: Mr. Michael Beindorff, Mr. David W. Brown, Mr. Mike Lu, Mr. Dave Manovich, Mr. Garry Mauro, Dr. Joe M. McCord, Mr. George Metzger, Mr. Douglas C. Robinson and Mr. Elwood Spedden. Of these individuals, only the following six will be standing for election at the fiscal year 2013 annual meeting: Messrs. Beindorff, Manovich, Mauro, Metzger, Robinson and Spedden. In addition, our board of directors has recommended that Mr. Richard Okumoto be elected to our board of directors at the annual meeting. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year’s annual meeting of shareholders attended that meeting.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following information is furnished with respect to each of the director nominees for election at the annual meeting:

Name	Age	Position with Company
Mr. Douglas C. Robinson	50	President & CEO and Director(1)
Mr. Michael Beindorff	60	Director
Mr. Dave Manovich	60	Director
Mr. Garry Mauro	64	Director
Mr. George Metzger	65	Director
Mr. Elwood Spedden	75	Director
Mr. Richard Okumoto	60	Director Nominee

(1)	Prior to his appointment as our President and Chief Executive Officer, from January 2010 to March 14, 2011, Mr. Robinson served on our board of directors, a position in which he continues to serve.

MR. DOUGLAS C. ROBINSON. Mr. Robinson was appointed as our President and Chief Executive Officer in March 2011. From 2007 to 2011 Mr. Robinson served as Chief Executive Officer of WorkWell Systems, Inc. a physical medicine and workers’ compensation solutions company. Prior to joining WorkWell Systems, from 2005 to 2007, Mr. Robinson served as SVP Healthcare Transformation for UnitedHealth Group. Prior to UnitedHealth Group, from 2002 to 2005, he led Deloitte Consulting’s newly formed consumer-driven healthcare practice. From 2001 to 2002, Mr. Robinson served as SVP, National Practice Leader for SynHrgy, an outsourced provider of integrated human resource services including Health and Welfare, Integrated Absence Management, Integrated Pension Administration, Workforce Administration and Compensation and Performance Management. From 1998 to 2001, as Director, Healthcare Consulting for PriceWaterhouseCoopers, Mr. Robinson sold and managed the first “full-replace” consumer-driven healthcare engagement from inception through installation, until his division was sold to Mellon Financial. Mr. Robinson began his career as a Senior Account Executive for Blue Cross of Washington and Alaska. Mr. Robinson holds a B.A. degree in Marketing/Public Relations and Speech Communications from Gonzaga University. Mr. Robinson’s experience in corporate governance, oversight, operations and financial experience and leadership brings to our management team and board of directors a broad range of expertise and oversight. Mr. Robinson served as a non-employee member of our board of directors from January of 2010 to March 2011. During that time he served as chairman of the Compensation Committee, served as the financial expert on our audit committee and was a member of the Executive Committee. Since March 2011 Mr. Robinson has continued to serve as an employee member of our board of directors.

MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than thirty years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal & President of the Far Niente Group, a management consultancy focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, the world’s leading private club for luxury travel experiences, where he helped build a world class leadership team and a profitable, sustainable business. From 2002 to 2004 he served as Principal & President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President & COO and then as Chairman & Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations & Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, sales, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff’s broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.

MR. DAVE S. MANOVICH. Mr. Manovich has been an independent member of our board of directors since January 2012. Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana. Mr. Manovich’s financial and accounting capabilities as well as his sales and marketing experience brings to our board of directors experience in executive oversight, expertise in financial modeling and insight, as well as leadership in operations.

MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008. Mr. Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land board of directors, the School Land board of directors, the Parks and Wildlife board of directors for Lease, the Texas Department of Corrections board of directors for Lease, the University board of directors for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.

MR. GEORGE E. METZGER. Mr. Metzger has been an independent member of our board of directors since January 2012. Mr. Metzger has more than thirty years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role he was responsible for Textron’s networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1985, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. Mr. Metzger also serves on the board of directors of WorkWell Systems, Inc., a privately held physical medicine and workers’ compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger’s extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.

MR. ELWOOD H. SPEDDEN. Mr. Spedden has been an independent member of our board of directors since January 2012. Mr. Spedden’s career includes more than fifty years of experience in executive management and oversight, compensation, compliance, engineering practice as well as sales and marketing on behalf of both private and public sector companies. He served as a member of the board of directors of Advanced Energy Industries from 1995 until 2010 and he also served on its audit, nominating and governance and compensation committees. From 1997 to 1999, he served as President and Chief Executive Officer of Photon Dynamics Inc., a publicly held manufacturer of flat panel display test equipment. From July 1996 to June 1997, Mr. Spedden was a vice president of KLA-Tencor Semiconductor, a publicly held manufacturer of automatic test equipment used in the fabrication of semiconductors. From 1989 to 1996, Mr. Spedden was the Vice President of Field Operations, and in 1991 took on the role of President and Chief Executive Officer of Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1971 to 1989, he held many senior positions at Teradyne Inc., a supplier of automatic test equipment, where he developed and managed new business, and headed marketing and sales operations. From 1967 to 1971, he worked in various sales and marketing roles with Hewlett Packard. From 1959 to 1967, he worked as a developmental engineer with the Applied Physics Laboratory of the Johns Hopkins University. Mr. Spedden’s strong leadership and in-depth understanding of operations, compensation and finance brings to our board of directors expertise in management, oversight and strong leadership.

MR. RICHARD OKUMOTO. If elected, Mr. Okumoto will serve as an independent member of our board of directors. Mr. Okumoto has over thirty years of corporate finance, operations, and strategy development experience in rapid growth technology companies in Silicon Valley. Mr. Okumoto is currently an adjunct professor in the Lucas Graduate School of Business MBA program at San Jose State University; a position he has held since 2008. He has been a principal with the consulting firm of Miller-Okumoto, Inc. since 2007. From 2008 to 2010 Mr. Okumoto was the audit committee chairman and a member of the compensation committee for Logic Vision, Inc., a publicly traded electronic design automation company. From 2007 to 2009 Mr. Okumoto was the chief financial officer of Advanced Micro-Fabrication Equipment, Inc., a global micro-fabrication equipment company. From 2003 to 2006 Mr. Okumoto was the chief financial officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment. From 1998 to 2001 Mr. Okumoto was the chief executive officer of TMT, Inc., a manufacturer of test equipment for the global semiconductor industry, and the Vice-President and General Manager for the Analog, Linear, and RF test equipment division of the acquiring company, Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1993 to 1998 Mr. Okumoto was the executive vice president and chief financial officer of

Credence Systems Corporation. From 1990 to 1993 Mr. Okumoto was the Corporate Controller at Novellus Systems, Inc., a supplier of wafer fabrication equipment and services. From 1974 to 1990 Mr. Okumoto held finance and operations roles at such companies as: Fairchild Semiconductor Corporation, Measurex Corporation (Honeywell), Commodore Business Machines, Inc., Basys, Inc., and Digital Research Corporation. Mr. Okumoto also serves on the board of directors of Vantage Technology Corporation, a privately held micro-analytical metrology tool company. Mr. Okumoto received his Bachelor of Science in Business Administration with an emphasis in Accounting from San Jose State University and his Master of Arts in Communication and Leadership from Gonzaga University. Mr. Okumoto holds a Registered Financial Consultant designation: RFC®.

Required Vote

Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The seven nominees receiving the highest number of FOR votes will be elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 – ADVISE AS TO OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Act of 1934, as amended, we are requesting shareholder approval of a non-binding advisory resolution approving the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.” Because we were a smaller reporting company until the most recent determination date of filer status, which was made as of June 30, 2012, we have historically not been required to and we did not submit to our shareholders an advisory vote on the compensation of our named executive officers. Proposal 3 below is a non-binding, advisory vote regarding the frequency with which we will conduct a shareholder vote on the compensation of our named executive officers.

Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value and to ensure that total compensation is fair, reasonable and competitive.

The Compensation Discussion and Analysis section of this proxy statement describes our executive compensation program in more detail. Our executive compensation program consists of three principal components: (i) base salary, (ii) cash bonuses under our annual incentive plan and (iii) long-term equity incentive awards. We believe the base salaries of our named executive officers should generally be set at approximately the fiftieth percentile of the base salaries of executive officers holding similar positions at companies we consider to be in our peer group. We believe cash bonuses paid under our annual incentive plan should: award the named executive officers for business and individual performance; encourage effective short-term performance while balancing long-term focus; provide a significant portion of total compensation opportunity that is at risk; and be externally competitive and internally equitable. We believe awards granted under our long-term equity incentive plan give our named executive officers a meaningful equity stake in our business and encourage performance by our named executive officers that increases long-term stock holder return. Additionally, we believe awards granted under our long-term equity incentive plan serve as an important tool in retaining experienced and skilled executive officers.

See the Compensation Discussion and Analysis section of this proxy statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.

In accordance with Section 14A of the Securities Act of 1934, as amended, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders hereby approve the compensation of the company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”

This advisory resolution is non-binding. However, our board of directors will consider the voting results for this proposal in making future compensation decisions.

Required Vote

The non-binding advisory resolutions will be approved by our shareholders if the votes cast FOR the proposal exceeds the votes cast AGAINST the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – ADVISE AS TO THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Act of 1934, as amended, provides that shareholders have the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently a company should seek advisory votes on the compensation of its named executive officers, such as Proposal 2 above. Shareholders may indicate whether they would prefer that we conduct advisory votes on executive compensation once every one year, every two years or every three years. Shareholders also may, if they desire, abstain from casting a vote on this proposal. Our board of directors recommends that shareholders vote to advise that we hold an advisory vote on executive compensation every three years, or a triennial voting frequency.

We believe that a triennial voting frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. We also believe that a three-year timeframe provides a better opportunity to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote.

Vote required

The frequency that receives the greatest number of votes (other than “Abstain”) will be designated the shareholders’ preference as to the frequency of a shareholder advisory vote concerning the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, our board of directors will consider the outcome of this shareholder vote in determining a voting frequency.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT A SHAREHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD EVERY THREE YEARS.

PROPOSAL 4 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending June 30, 2013 and has further directed that the selection of such firm be submitted to our shareholders for ratification.

Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending June 30, 2013, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

We expect representatives of Ehrhardt Keefe Steiner & Hottman PC to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.

The aggregate fees for professional services rendered for us by Ehrhardt Keef Steiner & Hottman PC are described in the Audit Committee Report included in the Audit Related Matters section of this proxy statement.

Required Vote

The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ended June 30, 2013 will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR

RATIFICATION OF THE SELECTION OF EHRHARDT, KEEFE, STEINER & HOTTMAN PC AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Director Independence

Even though we were not a listed issuer and our shares were not traded on an exchange until September 12, 2012, in order to determine whether the members of our board of directors are independent, SEC rules required that we use the definition of “independence” of a national securities exchange (such as the New York Stock Exchange or the NASDAQ Stock Market) or national securities association when making this determination. In determining the independence of the members of our board of directors, our board of directors elected to use the definition of independence contained in the NASDAQ Stock Market Rules, or NASDAQ Rules. As required under NASDAQ Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consulted with our company’s legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including the NASDAQ Rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and our company, our senior management and our company’s independent registered public accounting firm, our board of directors affirmatively has determined that Messrs. Spedden, Beindorff, Lu, Manovich, Mauro and Metzger are independent directors within the meaning of the applicable NASDAQ Rules. We have also determined that, if elected to our board of directors, Mr. Okumoto will be an independent director within the meaning of the applicable NASDAQ Rules.

Mr. Robinson, our President and Chief Executive Officer, Mr. Brown, our President of Lifevantage Network, and Dr. McCord, our Chief Science Officer, are not independent directors. Of our three directors who are not independent, only Mr. Robinson, if he is elected, will continue to serve on our board of directors following our fiscal 2013 annual meeting of shareholders.

Board Leadership Structure and Role in Risk Oversight

The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Spedden, an independent director, has served as chair of our board of directors since January 2012. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors as a whole. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.

Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors as a whole directly oversees our strategic and business risk, including product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.

Meetings of our Board of Directors and Committees

During the last fiscal year, our board of directors held 13 meetings. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).

Committees of our Board of Directors

Our board of directors has (1) an audit committee, (2) a nominating and corporate governance committee, (3) a compensation committee, (4) a strategic planning committee, and (5) a stock repurchase committee.

Audit Committee

The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Lu, Manovich, Mauro and Spedden, with Mr. Manovich serving as chairman. Our board of directors has determined that all four members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Manovich qualifies as an “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Manovich’s level of knowledge and experience based on a number of factors, including his formal education and his experience reviewing and analyzing company financial statements as an investor and his prior professional experience in public accounting. The audit committee met five times during our last fiscal year.

The audit committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.

The audit committee was established to:

(a)	assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;

(b)	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;

(c)	evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;

(d)	determine and approve the engagement of our independent registered public accounting firm;

(e)	determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

(f)	review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

(g)	monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;

(h)	confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

(i)	review and approve all related-party transactions;

(j)	establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

(k)	review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.

Compensation Committee

In January 2012, our board of directors separated the nominating, governance and compensation committee into the nominating and corporate governance committee and the compensation committee. The current members of the compensation committee are Messrs. Lu, Metzger and Spedden with Mr. Metzger serving as chairman. None of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year and prior to the separation of the nominating, governance and compensation committee into two committees, the combined nominating, governance and compensation committee met six times. After the separation of the nominating, governance and compensation committee into two distinct committees, the compensation committee met five times during our last fiscal year.

The compensation committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and independent directors.

The compensation committee has the following authority and responsibilities:

(a)	assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;

(b)	review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations recommends to the independent members of our board of directors our Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer;

(c)	review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including salary, bonus, incentive and equity compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer;

(d)	review and approve the initial compensation, including salary, bonus, incentive and equity compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee shall consider the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer. The committee may approve the compensation of newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer) without further approval by our board of directors;

(e)	provide oversight of management’s decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;

(f)	review and approve on an annual basis management’s recommendations for the salary range of non-officer employees by pay grade, percent merit increases and bonus pools;

(g)	review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;

(h)	select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;

(i)	except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);

(j)	review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations;

(k)	review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

(l)	review and recommend to our board of directors the compensation of independent directors, including incentive and equity based compensation; and

(m)	perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ Rules and any other applicable law, as the committee or our board of directors deems appropriate.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee are Messrs. Beindorff, Lu, Mauro and Metzger, with Mr. Lu serving as chairman. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year and prior to the separation of the nominating, governance and compensation committee into two committees, the combined nominating, governance and compensation committee met four times. After the separation of the nominating, governance and compensation committee into two distinct committees, the nominating and corporate governance committee met one time during our last fiscal year.

The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.

The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.

The nominating and corporate governance committee has the following authority and responsibilities:

(a)	identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;

(b)	identify and recommend for our board of directors’ selection nominees for election as directors at the meeting of shareholders at which directors are to be elected;

(c)	recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;

(d)	cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;

(e)	cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;

(f)	oversee an annual evaluation of the performance of the committee and our board of directors, including individual members of our board of directors, and discuss the evaluation with the full board of directors;

(g)	provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;

(h)	at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and

(i)	make recommendations to our board of directors regarding issues of management succession.

Other Committees

In addition to the committees described above, our board of directors also has formed a strategic planning committee and a stock repurchase committee.

The current members of the strategic planning committee are Messrs. Beindorff, Brown, Manovich, Robinson and Spedden, and Dr. McCord, with Mr. Beindorff serving as chairperson. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time. In November 2011, our board of directors formed a stock repurchase committee consisting of Messrs. Robinson, Lu and Mauro.

Director Nominations

Criteria for Board Membership

In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our company’s business environment, willingness to devote adequate time to board duties, the interplay of the nominee’s experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.

Shareholder Recommendations

The nominating and corporate governance committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after the following the evaluation process described below, it will recommend such person’s nomination to our board of directors.

Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.

Process for Identifying and Evaluating Nominees

Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director’s performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee’s qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Historically, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating and corporate governance committee.

Shareholder Communications With the Board of Directors

Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, Lifevantage Corporation, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position with Company
Mr. Douglas C. Robinson	50	President, Chief Executive Officer and Director(1)
Mr. David W. Brown	49	President, Lifevantage Network and Director(2)
Dr. Joe M. McCord	67	Chief Science Officer and Director(3)
Mr. David Colbert	43	Chief Financial Officer(4)
Mr. Robert Urban	53	Chief Operating Officer(5)
Mr. Kirby L. Zenger	58	Chief Network Officer
Mr. Eugene Tipps	38	Senior Vice President of Operations
Mr. Ryan Thompson	42	Senior Vice President of Sales
Mr. Robert H. Cutler	44	General Counsel and Corporate Secretary(6)

(1)	Prior to his appointment as President and Chief Executive Officer, from January 2010 to March 14, 2011, Mr. Robinson served on our board of directors, a position in which he continues to serve.
(2)	Prior to his appointment as President of Lifevantage Network, from January 2008 to March 15, 2011, Mr. Brown served as our President and Chief Executive Officer.

(3)	Prior to his appointment as Chief Science Officer effective June 20, 2011, Dr. McCord served on our board of directors from February 2006, a position in which he will continue to serve until our fiscal 2013 annual meeting of shareholders.
(4)	Mr. Colbert was appointed Chief Financial Officer effective August 1, 2012.
(5)	Mr. Urban was appointed Chief Operating Officer effective May 29, 2012.
(6)	Mr. Cutler was appointed General Counsel and Corporate Secretary effective December 31, 2011.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal.

Set forth below is a description of the background of Messrs. Brown, McCord, Colbert, Zenger, Urban, Thompson and Cutler. For a description of the background of Mr. Robinson, please see “PROPOSAL 1 – ELECTION OF DIRECTORS,” above.

MR. DAVID W. BROWN. Mr. Brown currently serves as our President of Lifevantage Network, a position he has held since March 2011. He served as our President and Chief Executive Officer from January 2008 to March 2011. Prior to joining us he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the global nutrition industry. From 2000 to 2003, Mr. Brown served as President and CEO of Metabolife International. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney. He was with the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and he was with Kindel & Anderson from 1991 to 1994. Mr. Brown received his J.D. from Cornell University and a B.A. from Brigham Young University.

DR. JOE McCORD. Dr. McCord has been a member of our board of directors since February 2006. He was appointed as our Chief Science Officer, effective June 20, 2011. He was also our Director of Science from April 2004 to October 2007. Dr. McCord together with Dr. Irwin Fridovich discovered superoxide dismutase, a natural antioxidant referred to as “SOD,” in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Dr. McCord currently serves as Clinical Professor of Medicine at the University of Colorado at Denver and Health Sciences Center. Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health. He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published more than 200 articles in scientific books and periodicals, including the New England Journal of Medicine.

MR. DAVID COLBERT. Mr. Colbert was appointed as our Chief Financial Officer effective August 1, 2012. Prior to joining us, Mr. Colbert was the Vice President and Chief Financial Officer of Park City Group, Inc., a publicly held software-as-a-service company, from July 2010 to August 2012. From September 2005 until July 2010, Mr. Colbert was co-founder, Chief Financial Officer and Vice President of Operations for Sendside Networks, Inc., a privately held software-as-a-service company. Mr. Colbert spent 14 years with Kimberly-Clark Corporation, a Standard & Poor’s 500 company, where he held various positions of increasing responsibility in finance, accounting and strategic planning. In his final Kimberly-Clark role, Mr. Colbert was responsible for all accounting, reporting and strategic analysis for a wholly-owned subsidiary of Kimberly-Clark. Mr. Colbert holds a bachelor’s degree in Finance and Marketing from the University of Iowa and a master’s degree in Business Administration from Emory University.

MR. ROBERT URBAN. Mr. Urban was appointed as our Chief Operating Officer on May 29, 2012. Between May 2008 and May 2012, Mr. Urban held various positions with WorkWell Systems, Inc., a privately held company focusing on soft tissue illness and prevention solutions, including President, Chief Executive Officer and Chief Operating Officer. From September 2006 to May 2008, Mr. Urban was Chief Operating Officer and Vice President of Engineering for Home Technologies, Inc. Mr. Urban earned a bachelor’s degree in Mechanical Engineering from Gonzaga University.

MR. KIRBY L. ZENGER. Mr. Zenger was appointed as our Executive Vice President-General Manager in February 2009, served as our Chief Operating Officer from June 2009 to June 2012 and has been our Chief Network Officer since June 2012. Before joining us in February 2009, beginning in April 2007, he was EVP / General Manager for Zrii LLC, an international network marketing company founded in 2007. He was integral in the architecture and strategic development of the Zrii business plan. At Zrii, he managed the daily operations of the company. In 2006, he served as Vice President of Global Sales for Young Living Essential Oils, a network marketing company. From 2004 to 2006, Mr. Zenger was General Manager of North America for Synergy Worldwide, a subsidiary of Nature’s Sunshine, a publicly traded direct selling company. From 1998 to 2003, he served as a Client Partner and Director of Technology Sales of Franklin Covey. Mr. Zenger studied advertising and business management at the University of Utah and LDS Business College with additional accreditation in leadership development and strategic planning.

MR. EUGENE TIPPS. Mr. Tipps became our Senior Vice President of Operations in February 2009. From December 2007 until January 2009, Mr. Tipps was Vice President of Operations at Zrii LLC, an international network marketing company. Prior to that, Mr. Tipps was Vice President of Operations at Agel Enterprises, LLC, a direct selling company. Mr. Tipps holds a bachelor’s degree in Business Administration from California State University in Fullerton and a master’s degree in Business Administration from Australia Catholic University.

MR. RYAN THOMPSON. Mr. Thompson is our Senior Vice President of Sales. He was appointed Vice President of Sales in February 2009 and became Senior Vice President in August 2010. Prior to joining our company, Mr. Thompson was co-founder of Zrii, LLC, an international network marketing company, where he served as Vice President of Sales from March 2007 until February 2009. In 2006, he served as Vice President of Marketing for CoreVital LLC, and from 1995 through 2006 he filled various roles at direct selling companies Nu Skin Enterprises, Inc. and Tahitian Noni International (now known as Morinda Bioactives) including National Sales Director, Director of Competitive Intelligence, and Director of Latin America Business Development. Mr. Thompson studied Psychology and holds a BS from Brigham Young University.

MR. ROBERT H. CUTLER. Mr. Cutler became our General Counsel and Corporate Secretary in January 2012. From February 2011 until January 2012, Mr. Cutler was the Vice President of Business Development at Somaxon Pharmaceuticals, Inc., a publicly held pharmaceutical company. From July 2001 through February 2010, Mr. Cutler held various positions with Biogen Idec, Inc., a publicly held biotechnology company, including Senior Director of Business Development and Associate General Counsel. Mr. Cutler was an attorney with the law firm of Brobeck, Phleger & Harrison from April 1999 through July 2001 and with the law firm of Holland & Hart from July 1996 through April 1999. Mr. Cutler received his juris doctorate degree from Brigham Young University and a bachelor’s degree in Finance from the University of Utah.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers,” in fiscal 2012, we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement and we address actions taken regarding executive compensation after the end of fiscal 2012 that could affect a fair understanding of a named executive officer’s compensation during fiscal 2012.

Our named executive officers, or our NEOs, are our principal executive officer, principal financial officer, and our three other most highly compensated executive officers in fiscal 2012. For fiscal 2012, our NEOs and their principal positions were:

NEO	Position
Douglas C. Robinson	President and Chief Executive Officer
David W. Brown	President of LifeVantage Network
Joe M. McCord	Chief Science Officer
Kirby L. Zenger	Chief Network Officer
Carrie E. McQueen(1)	Chief Financial Officer and Treasurer

(1)	Ms. McQueen served as our Chief Financial Officer and Treasurer until August 15, 2012.

We have divided this section into three parts:

•	Part I—Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•

Part II—Compensation Components. In this part we discuss the three material components of NEO compensation—base salary, cash bonuses under our annual incentive plan and annual long-term equity incentives—and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2012.

•	Part III—Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs and actions taken regarding executive compensation after the end of fiscal 2012.

PART I. COMPENSATION PRINCIPLES AND PROCESSES

Our Compensation Principles and Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value and to ensure that total compensation is fair, reasonable and competitive. We actively seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of shareholder value. To this end, we seek to establish a compensation program that has a strong direct link to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values and that will contribute to our long-term success.

To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. Generally, we believe that NEO compensation should:

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable;

•	manage the distribution of gains between our NEOs and our shareholders; and

•	give us the flexibility to attract, retain and motivate talented executives.

Compensation Committee

Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The authority and responsibility of the compensation committee are set forth in its charter, which our board of directors revised effective August 1, 2012. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and either determining or recommending to our board of directors the salary, bonuses, equity incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.

The compensation committee has the authority and responsibility to review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer (CEO). The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO’s annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee or any portion of a meeting of our board of directors during which it votes upon or deliberates regarding the compensation of our CEO.

The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our other NEOs. The compensation committee evaluates the performance of these executive officers and reviews and recommends to our board of directors the compensation, including salary, bonus, and incentive and equity compensation, for such executive officers. The compensation committee’s recommendation in this regard is based, in part, on amounts proposed by our CEO.

Our compensation committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under NASDAQ Rules. A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at http://investor.lifevantage.com/governance.cfm and in print upon request. Our website does not constitute part of this proxy statement.

To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.

Independent Compensation Consultant

In fiscal year 2011, the compensation committee engaged an independent compensation consultant—Barney & Barney LLC—to assist it with its duties. Specifically, Barney & Barney was engaged to construct a peer group of companies, to conduct a total direct compensation assessment for executive officers and to conduct a competitive assessment for board of director compensation.

In August 2011, Barney & Barney provided the compensation committee with a report that provided a peer group of publicly-held companies, which are identified below, for purposes of providing a framework for evaluating our NEO compensation practices, other than Dr. McCord, including analysis of our base salary and annual and long-term incentive practices against those of the peer group. The data from this report was considered in making certain fiscal 2012 compensation decisions. Additionally, during fiscal 2012, Barney & Barney:

•	assisted the compensation committee in managing an executive pay analysis covering base salary and annual and long-term incentives for our senior management, including our NEOs;

•

attended certain committee meetings and presented results of analysis and any key recommendations for committee action, specifically recommendations on how to structure the compensation levels of our senior management, including our NEOs, to provide a competitive compensation opportunity designed to align the interests of our senior management, including our NEOs, our Company and our shareholders;

•	discussed emerging trends and technical issues at certain committee meetings during the year and reviewed and commented on management proposals, as appropriate; and

•	responded to miscellaneous committee requests, including requests for analysis and trends in incentive pay design.

The compensation committee reviewed information provided by Barney & Barney to determine the appropriate level and mix of compensation for each NEO, other than Dr. McCord, in light of our compensation principles and objectives.

Barney & Barney did not evaluate our compensation practices with respect to Dr. McCord, our Chief Science Officer. We consider our compensation of Dr. McCord to be unique, both within our company and within our peer group. A significant portion of Dr. McCord’s compensation under his employment agreement dated April 1, 2011, is paid to him in the form of a payment based on net bottle sales of Protandim. We paid a substantially similar payment to Dr. McCord under our Scientific Advisory Board Agreement with Dr. McCord dated October 1, 2009, which agreement was superseded in its entirety by Dr. McCord’s employment agreement.

Barney & Barney is our insurance broker for most of our insurance policies and receives compensation for such services. The compensation committee has the exclusive right to select, retain and terminate Barney & Barney as well as to approve any fees, terms or other conditions of its compensation advisory services. Barney & Barney and its lead compensation consultant report directly to the compensation committee, but when directed to do so by the compensation committee, work cooperatively with our Company’s management to develop analyses and proposals for presentations to the compensation committee. The compensation committee will review Barney & Barney’s performance on at least an annual basis and will determine whether to continue its relationship. The compensation committee determined that retaining Barney & Barney in the role of independent compensation consultant for fiscal year 2013 is appropriate.

CEO Recommendations

As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO’s assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee’s consideration.

Peer Group Practices

Because there are a limited number of public companies in our industry, we blend market data regarding compensation practices of companies across similar industries. Specifically, the compensation committee’s compensation decisions for our NEOs are compared with the pay practices of 26 companies with operations in terms of size, complexity and scope that are similar to ours at the time the peer group is determined, that have a market capitalization of $500 million or less at the time the peer group is determined, that have total revenue of $200 million or less at the time the peer group is determined and that are in the nutraceutical, network marketing or pharmaceutical preparation/manufacturing industry. Collectively, we refer to such 26 companies as our peer group. The purpose of these comparisons is to help the compensation committee understand generally how our NEOs’ total compensation opportunity compares with the total compensation opportunities of persons in reasonably similar positions at companies within our peer group. The compensation committee does not use these comparisons to establish any benchmarks or performance targets for setting NEO compensation other than with respect to base salary. The compensation committee generally believes that the base salary of our NEOs should be set at approximately the 50th percentile of the base salaries of persons in reasonably similar positions at the companies within our peer group.

Our peer group consists of four companies within the nutraceutical industry, six companies within the network marketing industry and 16 companies within the pharmaceutical preparation or manufacturing industry, all of which are identified below. Data concerning these companies is derived from these companies’ proxy statements or other public disclosures, from the U.S. Direct Selling Association Management Compensation Survey, a survey published by Direct Selling Association, and from a proprietary source of compensation data and analysis developed by Barney & Barney.

Nutraceutical	• Natural Alternatives Int’l.	• Nutraceutical International
	• Vitacost.com	• Schiff Nutrition International

Network Marketing	• Educational Development Corp.	• ForeverGreen
	• GeneLink	• Mannatech
	• RBC LifeSciences	• Reliv International

Pharmaceutical Preparation/Manufacturing	• Affymax	• Allos Therapeutics
	• Array BioPharma	• Cell Therapeutics
	• Depomed	• Durect
	• Dynavax Technologies	• Ligand Pharmaceuticals
	• Myrexis	• Obagi Medical Products
	• Omeros	• Pain Therapeutics
	• Spectrum Pharmaceuticals	• Supergen
	• Transcept Pharmaceuticals	• Trius Therapeutics

Prior-Year Say-on-Pay Lookback

Because we were a smaller reporting company until the most recent determination date of filer status, which was made as of June 30, 2012, we have historically not been required to and we did not submit to our shareholders an advisory vote on NEO compensation. Although we are not required to do so in this proxy statement, we are submitting to our shareholders an advisory vote on NEO compensation in this proxy statement. The compensation committee and our board of directors will consider the results of every advisory vote on NEO compensation with respect to future compensation recommendations and decisions.

Compensation Risk Analysis

The compensation committee annually reviews our compensation strategy, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our Company. The compensation committee does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. As a result, the compensation committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.

PART II. COMPENSATION COMPONENTS

The material components of our fiscal 2012 executive compensation program, their form and purpose are summarized in the table below.

Compensation Component	Form	Purpose
Base Salary	Cash	• Provide a fixed level of competitive compensation to help us attract and retain strong executive talent

Annual Incentive Plan	Cash

•    Reward NEOs for annual company and individual performance

•    At-risk short-term performance management and development tool

•    Balance between short-and longer-term decisions and financial and operating results

•    Assess and reward individual performance and behavior as well as contributions to our financial and operating results

Long-Term Incentive Plan	Stock Options and Stock Grants	• Give NEOs an equity stake in the business to encourage performance that increases long-term shareholder return • Direct link to shareholders and drive sustainability in decision making

In addition to the above, during fiscal 2012 we also entered into agreements to provide severance payments to certain of our named executive officers under certain circumstances. As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs.

We consider our compensation arrangement with Dr. Joe McCord to be unique, both within our company and within our peer group. Although Dr. McCord does receive an annual base salary, the largest portion of Dr. McCord’s compensation consists of a monthly amount that we pay to Dr. McCord equal to the product of fifty cents ($0.50) multiplied by the total net bottle sales of Protandim during the preceding month. This monthly payment also applies to certain new products that are substantially equivalent to, or based upon, the original Protandim product. We paid a substantially similar monthly amount to Dr. McCord under our Scientific Advisory Board Agreement with Dr. McCord dated October 1, 2009, which agreement was superseded in its entirety by Dr. McCord’s employment agreement.

Allocation Among Components

While no specific formula is used to determine the allocation of an NEO’s total annual compensation among its material components, we strive to achieve market competitive pay in each compensation component. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should:

•	compensate executives for services rendered during the fiscal year;

•	ensure that we remain competitive in attracting and retaining executive talent;

•	compete with the base salaries of persons in similar positions at the companies in our peer group; and

•	support our desired balance between annual and long-term, or at-risk, compensation.

For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive’s qualifications and experience, the competitive recruiting environment for his or her services, the executive’s anticipated role and responsibilities with our Company, the executive’s past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.

How Our CEO’s Base Salary is Determined

Our board of directors adopted a new compensation committee charter effective August 1, 2012 that impacts our internal guidelines for setting our CEO’s base salary. Under its previous charter, the compensation committee had the authority and responsibility to set our CEO’s base salary. Notwithstanding such authority and responsibility, historically the independent directors on our board of directors have reviewed and set our CEO’s annual compensation, including base salary, based upon the recommendation of the compensation committee. This practice is incorporated into the current compensation committee charter adopted effective August 1, 2012. Neither our CEO nor any other director who is also an employee (that is, Mr. Brown, Mr. Robinson and Dr. McCord) or otherwise non-independent for purposes of NASDAQ Rules is present during the portion of any meeting of our board of directors during which it voted upon or deliberated regarding the compensation of our CEO.

The compensation committee believes that our CEO’s base salary should be competitive with the base salary of the chief executive officers of the companies in our peer group and should generally be set at approximately the 50th percentile of the base salaries of such chief executive officers. However, the compensation committee recommends our CEO’s base salary to the independent members of our board of directors who, collectively, have the discretion to set our CEO’s base salary. In making such recommendation regarding our CEO’s base salary the compensation committee takes into account various factors including:

•	current market practices and base salary levels;

•	his responsibilities, experience and capabilities;

•	the relative size, complexity and scope of our operations;

•	our company’s performance;

•	his individual performance;

•	the amount of his base salary relative to the base salaries of our other NEOs; and

•	the aggregate amount of his compensation package.

After considering these factors, but without assigning specific weight to any of the factors, the compensation committee approves and recommends to the independent directors on our board of directors Mr. Robinson’s base salary. The compensation committee evaluates at least annually our CEO’s annual compensation, including base salary.

In March 2012, our board of directors, upon the recommendation of the compensation committee, approved an increase in Mr. Robinson’s annual base salary from $350,000 to $477,100. The increase was recommended by the compensation committee and approved by our board of directors, in part, in light of Mr. Robinson’s performance and contribution to our business and to make his annual base salary more competitive among the base salaries of the chief executive officers of the companies in our peer group. As a result of this increase, Mr. Robinson’s annual base salary was approximately the 50th percentile of the base salaries of the chief executive officers of the companies in our peer group. This increase was effective March 21, 2012.

How Our Other NEOs’ Base Salaries are Determined

The base salaries of our NEOs (other than our CEO) are established by our board of directors after taking into account the recommendation of the compensation committee. The compensation committee’s recommendation in this regard is based on amounts proposed by our CEO. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES—Compensation Committee.”

Similar to the base salary of our CEO, we believe that the base salary of our NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set at approximately the 50th percentile of the base salaries of such persons. However, the compensation committee has the discretion to recommend base salaries and in recommending the base salaries takes into account various factors including those identified above with respect to the determination of our CEO’s base salary.

As with the base salary of our CEO, each NEO’s base salary is reviewed annually by the compensation committee and may be adjusted after taking into account the factors discussed above with respect to adjustments of our CEO’s base salary. In February 2012, our board of directors, upon the recommendation of the compensation committee, approved an increase in Ms. McQueen’s annual base salary from $200,000 to $288,500. The increase was recommended by the compensation committee and approved by our board of directors, in part, in light of Ms. McQueen’s performance and contribution to our business and to make her annual base salary more competitive among the base salaries of the executives of the companies in our peer group who are responsible for similar functions. As a result of this increase, Ms. McQueen’s annual base salary was approximately the 50th percentile of the base salaries of the chief financial officers of the companies in our peer group. This increase was made retroactive to January 16, 2012.

Annual Incentive Plan

The second material component of our NEOs’ compensation is the opportunity to earn cash bonuses under our annual incentive plan. All of our NEOs participate in our annual incentive plan. Generally, we believe these bonuses should:

•	reward the NEOs for business and individual performance;

•	encourage effective short-term performance while balancing long-term focus;

•	provide a significant portion of total compensation opportunity that is at risk; and

•	be externally competitive and internally equitable.

Effective July 1, 2011, we adopted an annual incentive plan to provide cash incentive bonuses to our eligible employees, including our NEOs, based on achievement of specified performance goals. Awards under the annual incentive plan are comprised of two parts; a corporate component and an individual component. The corporate component is based on corporate financial performance, including revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. The individual component is based on individual performance relative to individual goals set by the individual NEO and our CEO. The relative weight assigned to the corporate and individual components is 70% and 30%, respectively. The actual amount of the annual incentive plan payment with respect to the two components could vary depending upon the percentage of the respective goals that are achieved and the compensation committee may modify any award under the annual incentive plan. The actual bonus potential of each NEO for fiscal year 2012 is described in the below table:

Revenue Target	EBITDA Target	Bonus Potential as a % of Bonus Target
$75 million	8.80%	30%
$84 million	10.10%	80%
$100 million	12.00%	100%
$120 million	14.00%	150%

Participants who were not employed for the entire fiscal year but were employed during the first six months could be eligible for pro-rated awards. In determining whether an NEO should be awarded an annual incentive plan payment based on the corporate component for fiscal 2012, the compensation committee evaluated corporate financial performance in fiscal year 2012 to determine the level of achievement. In determining whether an NEO, other than the CEO, should be awarded an annual incentive plan payment for the individual component, the CEO conducted a performance appraisal for each such NEO for the fiscal year 2012 and evaluated such NEO’s performance during fiscal 2012 against that NEO’s individual goals. The CEO made a recommendation to the compensation committee with respect to the amount of annual incentive plan payment to be paid to each such NEO based on the individual component. The compensation committee conducted a performance appraisal for the CEO during the fiscal year to recommend the amount of the annual incentive plan payment to be paid to the CEO based on the individual component. Following such appraisal and evaluation, and taking into account our company’s financial condition, the compensation committee determined the amount of any annual incentive plan payment for an NEO that it would recommend to our board of directors. Our board of directors then had the authority to determine the actual amount of any annual incentive plan payments. For fiscal 2012, our board of directors approved the compensation for our NEOs as it was recommended by the compensation committee. Payment of earned annual incentive plan payments occurred on August 15, 2012. NEOs were required to be employed with us through the date of payment in order to receive such bonus payment. On August 15, 2012, we paid the annual incentive plan payments to our NEOs for the fiscal year 2012 as detailed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and in the “Grants of Plan-Based Awards” table.

The annual incentive plan provides that the compensation committee may determine different performance measures for determining annual incentive plan payment amounts each fiscal year. For fiscal year 2013, the compensation committee included a reduction factor to the corporate component if business expenses are not managed in accordance with our fiscal year 2013 annual operating plan. The inclusion of this reduction factor is intended to motivate our eligible employees, including our NEOs, to manage expenses. Additionally, our board of directors increased the maximum annual incentive plan payment to our NEOs from 150% to 175% of their respective bonus targets. This translates into a bonus potential for each NEO during fiscal year 2013 of 87.5% of his or her respective base salary if the company achieves the highest revenue and EBITDA targets and the NEO accomplishes his or her personal goals. Except for the inclusion of the reduction factor relating to business expenses and the increase in the maximum annual incentive plan payment for extraordinary achievement of goals, the annual incentive plan is identical in all other material aspects for fiscal year 2013 as it was for fiscal year 2012.

Long-Term Incentive Plan

The third material component of our NEOs’ compensation is awards granted under our long-term incentive plan, or LTIP. Historically, we have not granted LTIP awards as compensation for past performance, but instead we believe that LTIP awards should:

•	give NEOs a meaningful equity stake in our business;

•	encourage performance that increases long-term shareholder return;

•	align NEO’s incentives directly with shareholder value;

•	serve as a retention tool; and

•

increase in value only to the extent shareholder value increases, meaning, if shareholder value does not increase, the LTIP awards are greatly diminished in value and, in some circumstances, may even have no value.

To date, the LTIP awards granted to our NEOs have been stock options with time-based vesting conditions subject to continued service with our Company. However, our 2010 LTIP allows for the grant of other types of equity awards, such as restricted share awards and restricted stock unit awards, and in the future we expect to grant other types of awards to our NEOs.

The compensation committee approves all LTIP awards to our employees, except for LTIP awards to our NEOs. LTIP awards to our NEOs are made by our board of directors after considering recommendations made by the compensation committee. Until January 2012, LTIP awards were granted only to newly-hired executive officers when they commenced employment with us. In January 2012, the compensation committee granted LTIP awards to certain employees, including Ms. McQueen, Mr. Brown and Mr. Zenger. The compensation committee has not granted, or made a recommendation to our board of directors to grant, nor does it intend in the future to grant, or recommend that our board of directors grant, LTIP awards to executive officers or employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as significant financial or product information. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on LTIP award grant dates. In the future, our management intends to recommend to the compensation committee that annual performance-based equity awards be granted to certain of our employees, which may include our NEOs. The compensation committee will approve any such awards to employees, or recommend to our board of directors that it approve any such awards to our NEOs, and so long as the compensation committee has approved a grant in advance of January 25, we expect the exercise price for such grant will be the closing price of our common stock on January 25 of the applicable year (or the immediately preceding trading day if January 25 is not a trading day).

Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards” table. In the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, we report the actual grant date value and terms of the awards granted in fiscal 2012 to each NEO.

The compensation committee determines the number of shares of stock subject to LTIP awards granted to a newly-hired executive officer, other than a newly-hired CEO, using the same factors described above that are considered in determining the base salaries of newly-hired executive officers. See “—Base Salary.”

Other Components

Perquisites and other personal benefits are not factored into our executive compensation program. We prefer to compensate executive officers using a mix of current, short- and long-term compensation with an emphasis on performance and do not believe that providing an executive perquisite program is consistent with our current overall compensation philosophy.

Perquisites

We typically provide perquisites to NEOs on an exception-only basis, and they are generally limited to executive relocation assistance and temporary commuting and living expenses.

Benefit Programs

We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide retirement benefits to eligible employees, including our NEOs, in the form of 401(k) retirement savings plan. These benefit programs are offered on the same basis to all employees including our NEOs.

PART III. OTHER MATTERS

Employment Agreements

We currently have employment agreements with Messrs. Robinson, Brown and McCord. Until her employment was terminated, we had an employment agreement with Ms. McQueen who was then our Chief Financial Officer. Effective August 20, 2012, we entered into a separation agreement with Ms. McQueen in connection with the termination of her employment. The Separation Agreement superseded the previous employment agreement we had in place with Ms. McQueen. Below is a summary of the material terms of these employment agreements.

Douglas C. Robinson

In March 2011, we entered into an employment agreement with Mr. Robinson pursuant to which he was hired as our President and CEO. Mr. Robinson’s employment agreement was amended on March 23, 2012 to increase Mr. Robinson’s base salary to $477,100 and to eliminate the maximum amount of any cash bonus payable to Mr. Robinson. The employment agreement, as amended, will terminate no later than June 30, 2014. Prior to his commencement of employment, Mr. Robinson had been serving on our board of directors and he has continued to serve on our board of directors since such time.

Base Salary. Mr. Robinson’s annual base salary was initially $325,000 per year for his service as President and CEO. His base salary was subject to increase to $350,000 per year if, for each calendar month in a consecutive three month period, our Company’s EBITDA exceeded 10% of our company’s total revenues for each such month. Based on a determination by our board of directors that this performance objective had been achieved, Mr. Robinson’s annual base salary was increased to $350,000 in August 2011. As discussed above under “PART II. COMPENSATION COMPONENTS—Base Salary—How Our CEO’s Base Salary is Determined,” in March 2012, Mr. Robinson’s annual base salary was increased to $477,100.

Stock Options. In March 2011, in connection with his appointment as our President and CEO, we granted Mr. Robinson stock options to purchase up to 1,610,000 shares of our common stock pursuant to our 2010 LTIP. These options are incentive stock options to the maximum extent permitted by applicable tax laws. Mr. Robinson agreed to the cancellation and forfeiture of 80,000 unvested shares of common stock underlying an option to purchase 120,000 shares of common stock that we granted to him in January 2011 in his capacity as a member of our board of directors. The options we granted to Mr. Robinson in March 2011 vest only to the extent that he continuously provides service to our company through the applicable vesting dates and have the exercise prices per share specified below:

Shares Subject to Option	Per Share Exercise Price	Vesting Date
110,000	$0.75	March 15, 2011
500,000	$0.75	June 30, 2012
500,000	$1.20	June 30, 2013
500,000	$1.75	June 30, 2014

Bonuses. Commencing during fiscal 2012, Mr. Robinson was eligible for an annual cash performance bonus based on the achievement of performance objectives that were determined by our board of directors with input from Mr. Robinson. See “—Annual Incentive Plan.”

His employment agreement also provides for the payment of the following transition bonus amounts if he is continuously employed by our company through the applicable payment date: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012. We have paid to Mr. Robinson each of the transition bonus amounts for payment dates that have occurred.

Severance. If Mr. Robinson’s employment is terminated without “cause” or if he resigns for “good reason,” he will be eligible to receive severance equal to his then annual base salary. The severance would be paid in monthly installments over the year following the termination date. As a condition to receiving the severance, Mr. Robinson must provide a release of all claims against our company and remain in compliance with all covenants specified in a separation agreement he is to deliver to us following his termination of employment. His employment agreement also provides for a reduction in severance payments to the extent necessary to avoid the imposition of golden parachute excise taxes.

For purposes of Mr. Robinson’s employment agreement:

•	“cause” is generally defined as the occurrence of one or more of the following events

•	his conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation);

•

his willful refusal to perform in any material respect the duties and responsibilities for our company or his failure to comply in any material respect with the terms of his employment agreement or of the proprietary information and inventions agreement he signed and delivered to us, or our policies and procedures, if such refusal or failure causes or reasonably expects to cause injury to our company;

•	fraud or other illegal conduct in the performance of his duties;

•	his material breach of a material term of his employment agreement; or

•	any conduct by him which is materially injurious to our company or materially injurious to our business reputation; and

•	“good reason” is generally defined as the occurrence of one or more of the following events without Mr. Robinson’s consent:

•	a material diminution in his responsibilities, duties or authority;

•	a material diminution in his base salary; or

•	our material breach of a material term of his employment agreement.

David W. Brown

In April 2011, we entered into an employment agreement with Mr. Brown pursuant to which he was appointed as President of LifeVantage Network. His employment agreement will terminate no later than June 30, 2014. This employment agreement superseded Mr. Brown’s prior employment agreement pursuant to which he served as our President and CEO. Mr. Brown had been serving on our board of directors prior to his appointment as President of LifeVantage Network and he has continued to serve on our board of directors since such time.

Base Salary. Mr. Brown’s annual base salary is $300,000.

Bonus and Benefits. For fiscal year 2011, Mr. Brown was eligible for a potential cash bonus of $37,500 (which was equal to 50% of his fourth quarter salary) based on attainment of specified performance objectives. For fiscal year 2012, under the terms of his employment agreement, Mr. Brown was eligible for a performance based cash bonus of up to 75% of his base salary that is paid in fiscal 2012.

Severance. If Mr. Brown’s employment is terminated without “cause” or if he resigns for “good reason,” Mr. Brown will be eligible to receive severance equal to his then annual base salary. The severance will be paid in monthly installments over the two years following the termination date. As a condition to receiving the severance, Mr. Brown must provide a release of all claims against our Company and remain in compliance with all covenants specified in a separation agreement he is to deliver to us following his terminating of employment. For purposes of Mr. Brown’s employment agreement, the terms “cause” and “good reason” are generally defined in the same manner as described above for Mr. Robinson’s employment agreement. Mr. Brown’s employment agreement also provides for a reduction in severance payments to the extent necessary to avoid the imposition of golden parachute excise taxes.

Joe M. McCord

Effective April 1, 2011, we entered into an employment agreement with Dr. McCord pursuant to which he was appointed as our Chief Science Officer. His employment agreement will terminate no later than June 30, 2014. Prior to his commencement of employment, Dr. McCord had previously been serving on our board of directors and he has continued to serve on our board of directors since such time.

Base Salary. Dr. McCord’s annual base salary is $120,000.

Monthly Compensation. Dr. McCord is eligible to receive monthly compensation in an amount equal to $0.50 multiplied by the total net bottles sales of Protandim® (or substantially equivalent new products) during the preceding month. We did not grant Dr. McCord any stock options in connection with his hire.

Bonus and Benefits. Dr. McCord’s employment agreement provides that we will indemnify him from any claims or damages that he may incur in connection with his services to our company and that we will maintain Dr. McCord as a named insured on our general commercial liability insurance policy or any other product liability coverage. Dr. McCord participated in our annual incentive plan in fiscal year 2012.

Termination. Either party may terminate the employment agreement without cause upon 180 days’ notice to the other party. If a party commits a breach of a material provision of the employment agreement, then the other party may terminate the agreement for cause in accordance with the terms of the employment agreement. If either party terminates Mr. McCord’s employment agreement for cause then Dr. McCord will not be entitled to any further compensation after the date of termination except compensation that was accrued prior to the date of termination.

Carrie E. McQueen

In May 2012, we entered into an employment agreement with Ms. McQueen. Up until such time, we did not have a written employment agreement with her. Ms. McQueen had been serving as our Chief Financial Officer since June 2009 and Treasurer since July 2009 and continued to hold these positions until August 15, 2012, at which time her employment terminated without cause. We entered into a Separation Agreement and Release of All Claims, which we refer to in this proxy statement as the Separation Agreement, with Ms. McQueen in connection with the termination of her employment. The Separation Agreement provides that Ms. McQueen will provide us consulting services on an as needed basis for up to three months following her termination date to promote a smooth transition of her duties to our new Chief Financial Officer.

Base Salary. Under the terms of her employment agreement, we paid Ms. McQueen an annual base salary of $288,500. Under her Consulting Agreement, we pay Ms. McQueen $24,041.66 per month for her services.

Bonus. Our employment agreement with Ms. McQueen provided that she was eligible to participate in our employee bonus program.

Severance. Ms. McQueen’s employment agreement provided that she or her estate would be entitled to receive the following benefits if she voluntarily terminated her employment, if we terminated her employment for “cause,” or if her employment terminated due to her disability, death or presumed death: (i) all unpaid salary and unpaid vacation ac-rued through the date of termination of employment, (ii) any payments/benefits to which she is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) her then outstanding equity compensation awards as governed by their applicable terms. We refer to the payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” collectively as the “Accrued Pay.”

Her employment agreement also provided that if we terminated Ms. McQueen’s employment without cause, she would be asked to execute and deliver to us a separation agreement that would provide, among other things, a release of all claims against our company, a covenant not to sue our company and a consulting agreement effective for up to three months after the termination of her employment to assist in promoting a smooth transition of her duties to a new chief financial officer. So long as Ms. McQueen executed and did not revoke the separation agreement, and she remained in full compliance with its terms, she would be entitled to (i) the Accrued Pay, (ii) payments equal in the aggregate to her then annualized base salary, or $288,500, and (iii) an amount equal to (a) 37,500 times (b) the difference between the closing price of a share of our common stock on the date of termination of her employment and $1.57.

If, within 12 months after a “change in control,” Ms. McQueen’s employment would have terminated for any reason other than for cause, disability, death, presumed death or voluntary termination, then we would have paid Ms. McQueen the payments and benefits described in the paragraph above as if her employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Ms. McQueen would immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and she would be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.

For purposes of Ms. McQueen’s employment agreement:

•	“cause” is generally defined in the same manner as described above for Mr. Robinson’s employment agreement;

•

“disability” is generally defined to occur when she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least 12 continuous months;

•	a “change in control” is generally deemed to have occurred if:

•	any person or group is or becomes the beneficial owner or directly or indirectly owner of our securities representing 60% or more of the combined voting power of our then outstanding securities;

•

our stockholders approve a merger or consolidation of our Company with or into any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or

•	our stockholders approve a plan of complete liquidation of our Company or an agreement for the sale or disposition of all or substantially all of our assets.

Ms. McQueen’s employment terminated without cause on August 15, 2012. As a result of such termination and provided she continues to perform satisfactorily under the terms of the Separation Agreement and does not revoke the Separation Agreement prior to October 19, 2012, the Separation Agreement provides that we will pay Ms. McQueen the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which she is entitled under the express terms of any applicable company employee benefit plan, (iii) any unreimbursed business expenses, (iv) her then outstanding equity compensation awards as governed by their applicable terms, (v) payments equal in the aggregate to her then annualized base salary, or $288,500.00, and (vi) an amount equal to (a) 37,500 times (b) $1.37, which is the difference between the closing price of a share of our common stock on the date of termination of her employment, or $2.94, and $1.57. The payments referred to in clause “(v)” will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment. The payment referred to in clause “(vi)” will be made as a lump sum at the end of her three month consulting term.

Severance or Change-in-Control Agreements

As discussed above, each of Messrs. Robinson and Brown, is eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. Mr. Zenger is eligible to certain severance payments under the terms of the key executive benefit package entered into with Mr. Zenger on October 2, 2012. The key executive benefit package is summarized in this proxy statement under the section entitled “Fiscal 2013 Compensation Decisions.” Prior to the termination of her employment, Ms. McQueen was also eligible to receive the severance benefits that were provided for under the Separation Agreement. Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We have not historically taken into account any amounts that may be received by an NEO following termination of employment when establishing current compensation levels. We describe the contractually-provided severance benefits under the terms of their respective employment agreements in the “Potential Payments Upon Termination or Change-in-Control” table.

The contractually-provided severance benefits under the terms of their respective employment agreements are intended to provide compensation to the applicable NEO while he or she searches for new employment after his or her employment with us is terminated without cause or for good reason. We believe that providing severance protection for these NEOs upon their termination of employment under these circumstances is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. The stock option agreements governing the LTIP awards granted to our NEOs also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change in control, described below under “SUMMARY COMPENSATION TABLE—2010 Long-Term Incentive Plan.” For further details of the potential amounts that an NEO may receive in connection with a change-in-control transaction see the “Potential Payments Upon Termination or Change-in-Control” table.

Stock Ownership Guidelines

We do not currently require our NEOs to hold prescribed levels of our common stock.

Compensation Recovery Policies

We do not currently have any compensation recovery policies.

Tax Gross-Ups

We do not pay tax gross-ups to our NEOs.

Tax and Accounting Considerations

In fiscal 2012, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.

Fiscal 2013 Compensation Decisions

Key Executive Benefit Package

On October 2, 2012, we entered into a key executive benefit package with Mr. Zenger that contains the terms as described below. We also entered into similar agreements with several of our other executive officers. The purpose of the key executive benefit package is to attract, motivate and retain certain key executives. An employee becomes a key executive upon the recommendation of our CEO and approval by the compensation committee of our board of directors. Mr. Zenger is our only NEO who the compensation committee has approved as a key executive. To be eligible to receive the benefits set forth in the key executive benefit package, Mr. Zenger, and each other employee approved as a key executive, must agree to be bound certain restrictive covenants during and after such key executive’s employment with us. The restrictive covenants include, among others, covenants not to compete against us or solicit our customers, employees, independent distributors or other consultants.

The key executive benefit package includes the following benefits to which Mr. Zenger is entitled to receive as a key executive:

•

Mr. Zenger will be eligible to participate in our annual incentive plan beginning our fiscal year 2013 and will have the potential of receiving an incentive bonus of up to 87.5% of his annual base salary. To receive an incentive bonus under our annual incentive plan, Mr. Zenger must be employed on the date the incentive bonus is to be paid.

•

For so long as Mr. Zenger remains employed with us as a key executive, he will be eligible to receive equity grants under our 2010 Long-Term Incentive Plan, or such other long term compensation plan as may then be in effect. Such equity grants, if any, will be made in the sole discretion of our board of directors and will be subject to the terms and conditions of the long term compensation plan under which the grants are made, the award agreement that must be exercised by Mr. Zenger as a condition to any grant, our insider trading policy, and any other terms and conditions that may be specified by our board of directors from time to time.

•

During Mr. Zenger’s employment, he will be entitled to participate in all employee benefit plans and programs made available to other key executives. We will also pay all or a portion of the costs associated with the following employee benefit plans we sponsor: life insurance, long term disability, short term disability, health insurance, dental insurance and vision insurance.

Mr. Zenger’s employment will continue on an “at-will” basis, meaning he or we can terminate his employment at any time and for any reason or for no reason. Upon termination of Mr. Zenger’s employment for any reason, we will provide to Mr. Zenger the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.” If Mr. Zenger voluntarily terminates his employment, if we terminate Mr. Zenger’s employment for cause or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay. If we terminate Mr. Zenger’s employment without cause, Mr. Zenger will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Zenger executes and does not revoke the separation agreement, and he remains in full compliance with its terms, he will be entitled to (i) the Accrued Pay, and (ii) payments equal in the aggregate to his then annualized base salary, which currently is $265,700. The payments referred to in the immediately preceding clause “(ii)” will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.

Separation Agreement and Release of all Claims with Ms. McQueen

Effective August 20, 2012, we entered into the Separation Agreement with Ms. McQueen. The terms of the Separation Agreement are described above under the section entitled “Employment Agreements.”

Changes to Annual Incentive Plan

The annual incentive plan provides that the compensation committee may determine different performance measures for determining annual incentive plan payment amounts each fiscal year. For fiscal year 2013, the compensation committee included a reduction factor relating to business expenses and increased the maximum annual incentive plan payment for extraordinary achievement of goals. These changes are described in this proxy statement under the heading “Annual Incentive Plan,” above.

Increase to Mr. Zenger’s Base Salary

In June 2012 our board of directors approved an increase in the base salary payable to Mr. Zenger. As recommended by the compensation committee and approved by our board of directors, Mr. Zenger’s base salary was increased to $265,700 effective July 1, 2012.

Changes to Peer Group

In April 2012, the compensation committee engaged Barney & Barney to review and refine our peer group for market assessments for fiscal 2013. Barney & Barney considered industry, company size and location as selection criteria in identifying appropriate peer companies. Based on recommendations made by Barney & Barney, the compensation committee approved revisions to our peer group for fiscal 2013. These revisions to our peer group do not affect our peer group for fiscal 2012 described above under the heading “Peer Group Practices.”

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our named executive officers, or “NEOs,” for the fiscal year ending June 30, 2012, and for the fiscal years ending June 30, 2011 and 2010. However, information for fiscal 2011 and 2010 is not provided if an NEO first became an NEO for fiscal 2012 and information for fiscal 2010 is not provided if an NEO first became an NEO for fiscal 2011. The primary components of each NEO’s compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and principal position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen- sation ($)		Total ($)
Douglas C. Robinson, President	2012	443,529	135,000	(3)		286,331			763,610
and Chief Executive Officer(4)(5)	2011	100,042	101,250	(3)	1,205,195	—	—		1,406,487

David W. Brown, President of	2012	300,000			126,462	174,000			600,462
Lifevantage Network(5)(6)	2011	439,436	—		—	37,500	—		476,936
	2010	222,341	—		194,150	—	—		416,491

Joe M. McCord, Chief Science	2012	120,000	—		—	69,750	878,911	(7)	1,068,662
Officer(5)(8)	2011		—		82,584	—	447,410	(7)	529,994

Kirby L. Zenger, Chief Network	2012	231,112			94,846	178,500			504,458
Officer	2011	216,014	—		—	106,485	—		322,499
	2010	215,000	—		109,159	—	—		324,159

Carrie E. McQueen, Chief	2012	240,562			189,694	194,953			625,209
Financial Officer(9)

(1)	The amounts represent the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all stock option awards granted to the applicable NEO under the 2010 LTIP during the applicable fiscal year. Assumptions used to calculate these amounts are included in Notes 2 and 6 to the financial statements included in our annual report on Form 10-K for the year ended June 30, 2012 filed with the SEC on September 10, 2012. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the NEOs.
(2)	The amounts reported in this column for fiscal 2012 and 2011 are cash awards to our NEOs made pursuant to our Annual Incentive Plan. See the “Compensation Discussion and Analysis — Annual Incentive Plan” for information regarding these awards.
(3)	Mr. Robinson’s employment agreement provides for the payment of the following transition bonus amounts if he is continuously employed through the applicable payment date: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012.

(4)	Mr. Robinson was hired as President and CEO in March 2011.
(5)	Messrs. Robinson and Brown and Dr. McCord are also members of our board of directors but do not receive any additional compensation for their service in such capacity. Mr. Brown and Dr. McCord will continue to serve as members of our board of directors only until our fiscal year 2013 annual meeting of shareholders.
(6)	Mr. Brown was hired as President and CEO in January 2008. In March 2011, Mr. Brown’s position was changed to President of LifeVantage Network.
(7)

Pursuant to his employment agreement, Dr. McCord is eligible to receive monthly compensation in an amount equal to $0.50 multiplied by the total net bottles sales of Protandim® (or substantially equivalent new products) during the preceding month.

(8)	Dr. McCord was appointed as our Chief Science Officer effective June 20, 2011 and became a full-time employee of our company effective July 1, 2011.
(9)	Ms. McQueen served as our Chief Financial Officer until August 2012.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our NEOs in fiscal 2012. Non-equity incentive plan awards are made under our fiscal year 2012 annual incentive plan and equity incentive awards (stock options) are made under our 2010 Long-Term Incentive Plan, or 2010 LTIP. These awards are also described in our “Compensation Discussion and Analysis—Part II—Compensation Components—Annual Incentive Plan” and “Compensation Discussion and Analysis—Part II—Compensation Components—Annual Incentive Plan–Long-Term Incentive Plan.”

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
D. Robinson	AIP		71,565	238,550	357,825
	Options

D. Brown	AIP		45,000	150,000	225,000
	Options	2/3/12					100,000	1.50	133,110

J. McCord	AIP		18,000	60,000	90,000
	Options

K. Zenger	AIP		35,700	119,000	178,500
	Options	2/3/12					75,000	1.50	99,833

C. McQueen	AIP		43,275	144,250	216,375
	Options	2/3/12					150,000	1.50	199,500

(1)	The annual incentive plan is an annual incentive plan that pays a cash award for performance and is paid within four months of the end of the performance year. See our “Compensation Discussion and Analysis—Part II—Compensation Components—Annual Incentive Plan” for a detailed description of annual incentive plan awards. “Target” is the percentage of the NEO’s base salary set prior to the beginning of the performance year. Actual 2012 performance year awards are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)	Relates to stock options granted under the 2010 LTIP. See our “Compensation Discussion and Analysis—Part II—Compensation Components—Long-Term Incentive Plan” for a description of stock option awards. These options have a 10-year term and vest as follows: one-fourth of the total number of shares vest on the one-year anniversary of the grant date and, thereafter, an additional one-forty-eighth of the total number of shares vest each month for the following thirty-six months.
(3)	The exercise price is the closing price of our common stock on the grant date.
(4)	We calculate the grant date fair value of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) and as described in Footnote 1 to the “Summary Compensation Table,” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity incentive awards at June 30, 2012 for each of our NEOs.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Douglas C. Robinson	40,000			0.80	01/20/21	(1)
	110,000			0.75	03/14/21	(2)
	500,000			0.75	03/14/21	(3)
		500,000		1.20	03/14/21	(4)
		500,000		1.75	03/14/21	(5)

David W. Brown	600,000			0.23	01/10/18	(6)
	450,000			0.50	01/10/18	(7)
	450,000			0.75	01/10/18	(8)
	62,751			0.30	01/10/18	(9)
	300,000			0.70	03/27/19	(10)
			100,000	1.50	2/3/22	(11)

Joe M. McCord	240,000			0.49	01/18/17	(12)
	120,000			0.21	11/13/17	(13)
	120,000			0.21	01/07/19	(14)
	120,000			0.25	11/30/19	(15)
	20,408			0.49	01/16/17	(16)
	120,000			0.80	01/20/21	(17)

Kirby L. Zenger	150,000			0.70	03/27/19	(18)
	100,000			0.54	07/31/19	(19)
			75,000	1.50	2/3/22	(20)

Carrie E. McQueen	500,000			.54	7/31/19	(21)
			150,000	1.50	2/3/22	(22)
(1)	This option was granted on January 20, 2011 and originally was for 120,000 shares and was scheduled to vest in ten (10) equal monthly installments beginning on the date of grant. In connection with Mr. Robinson’s employment as President and Chief Executive Officer in March 2011, Mr. Robinson agreed to forfeit 80,000 shares underlying this option.
(2)	This option was granted on March 15, 2011. The shares subject to this option were fully vested on grant.

(3)	This option was granted on March 15, 2011. The shares subject to this option fully vested on June 30, 2012.
(4)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2013 assuming continuous employment with the Company.
(5)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2014 assuming continuous employment with the Company.
(6)	This option was granted on January 10, 2008. The shares subject to this option vested as follows: 150,000 shares vested upon grant and 37,500 shares vested each month over a 12-month period. This option fully vested in December 2008.
(7)	This option was granted on January 10, 2008. The original terms of this option provided that the shares subject to this option would vest in equal installments over a 12-month period commencing in January 2009. In December 2009, at which time 412,500 shares subject to this option were vested, the terms of this option were amended to provide that the shares subject to this option that had not vested would not vest until such time as our Company met certain financial performance targets and at which time the shares subject to this option would vest. The financial performance targets were achieved during fiscal year 2011 and the remaining shares subject to this option vested at such time.
(8)	This option was granted on January 10, 2008. The original terms of this option provided that the shares subject to this option would vest in equal installments over a 12-month period commencing in January 2010. In December 2009, the terms of this option were amended to provide that the shares subject to this option would cease vesting until such time as our Company met certain financial performance targets and that at the time such targets were met, the shares subject to this option would vest in accordance with the original vesting schedule as if vesting had not ceased. The financial performance targets were during fiscal year 2011, at which time the portion of this option that did not vest as a result of the tolled vesting became vested and the option resumed vesting in equal monthly installments.
(9)	This option for 300,000 shares was granted on January 10, 2008. 62,751 shares subject to this option vested in April 2008 based on attainment of specified performance objectives and the remaining 237,249 shares underlying the option were cancelled.
(10)	This option was granted on March 27, 2009. The original terms of this option provided that all of the shares subject to this option would vest on the one-year anniversary of the date of grant. In December 2009, the terms of this option were amended to provide that the shares subject to this option would not vest on the one-year anniversary of the date of grant but instead all such shares would vest at such time as our Company met certain financial performance targets. The financial performance targets were achieved during fiscal year 2011 and the remaining shares subject to this option vested at such time.
(11)	This option was granted on February 3, 2012. The original terms of this option provided that the shares subject to this option would vest with respect to one fourth of the shares on January 25, 2013, and then in 36 equal monthly installments thereafter, assuming continuous employment with the Company.
(12)	This option was granted on January 18, 2007. The shares subject to this option vested as follows: One-sixth (1/6) of the shares vested on the date that is six (6) months following the date of grant and one-thirty-sixth (1/36) of the shares vested on each vesting date, with the first vesting date seven (7) months from the date of grant and a vesting date occurring monthly thereafter until the third anniversary of the date of grant.
(13)	This option was granted on November 13, 2007. The shares subject to this option vested in equal monthly installments of 10,000 shares per month on the last day of each calendar month beginning January 31, 2008 through December 31, 2008.
(14)	This option was granted on January 7, 2009. The shares subject to this option vested at a rate of 10,000 shares per month on the last day of each calendar month, beginning January 31, 2009 through December 31, 2009.
(15)	This option was granted on November 30, 2009. The shares subject to this option vested in full when the Company achieved positive net cash provided by operating activities for each of three consecutive calendar months during fiscal year 2011.
(16)	This option was granted on January 16, 2007. The shares subject to this option vested in equal one-twelfth (1/12) increments, beginning on January 31, 2007 and ending on December 31, 2007.
(17)	This option was granted on January 20, 2011. The shares subject to this option vested in ten (10) equal monthly installments beginning on the date of grant and ending on November 10, 2011.
(18)	This option was granted on March 27, 2009 and all shares subject to this option vested on March 27, 2010.

(19)	This option was granted on July 31, 2009 and all shares subject to this option vested on July 31, 2010.
(20)	This option was granted on February 3, 2012. The original terms of this option provided that the shares subject to this option would vest with respect to one fourth of the shares on January 25, 2013, and then in 36 equal monthly installments thereafter, assuming continuous employment with the Company.
(21)	This option was granted on July 31, 2009 and all shares subject to this option vested on July 31, 2010.
(22)	This option was granted on February 3, 2012. The original terms of this option provided that the shares subject to this option would vest with respect to one fourth of the shares on January 25, 2013, and then in 36 equal monthly installments thereafter, assuming continuous employment with the Company.

2010 Long-Term Incentive Plan

In 2010, we adopted the 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our shareholders in November 2010. The 2010 LTIP replaced the 2007 Long-Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,400,000 to 6,900,000. Our shareholders approved that amendment in January 2012. Unless terminated earlier, the 2010 LTIP will terminate on September 26, 2020.

The 2010 LTIP is administered by the compensation committee of our board of directors, which has the authority, among other things, to:

•	determine eligibility to receive awards;

•	determine the types and number of shares of stock subject to awards;

•	determine the price and terms of awards and the acceleration or waiver of any vesting;

•	determine performance goals or forfeiture restrictions and other terms and conditions; and

•	construe and interpret the terms of the plan, award agreements and other related documents.

Any of our employees, directors, non-employee directors and consultants, as determined by the compensation committee, may be selected to participate in the 2010 LTIP. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

•	stock options (which may be incentive or nonstatutory stock options);

•	stock appreciation rights;

•	restricted stock awards;

•	stock units; or

•	cash awards.

Stock options may be granted under the 2010 LTIP, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, or the Code, and nonstatutory stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. The exercise price of all stock options granted under the 2010 LTIP will be determined by the compensation committee except that all options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may not subsequently reduce the exercise price of an option without shareholder approval. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant.

Subject to certain adjustments in the event of a change in capitalization or similar transaction, we can issue a maximum of 6,900,000 shares of our common stock under the 2010 LTIP. Similarly, subject to certain adjustments in the event of a change in capitalization or similar transaction, the maximum aggregate number of shares that may be issued in connection with any type of award, including incentive stock options, under the 2010 LTIP is 6,900,000 shares.

To the extent that an award is intended to qualify as performance-based compensation under Section 162(m) of the Code, then the maximum number of shares of common stock issuable in the form of each type of award under the 2010 LTIP to any one participant during a fiscal year shall not exceed 1,250,000 shares, in each case with such limit increased to 2,500,000 shares for grants occurring in a participant’s year of hire or the first year in which the employee’s compensation becomes subject to the Code section 162(m) deduction limitations. Additionally, no participant can receive a cash award in excess of $1 million in any fiscal year.

The 2010 LTIP provides, upon authorization from our board of directors, that our non-employee directors will have the ability to receive restricted stock grants or stock units under the 2010 LTIP in lieu of any annual cash retainer which is otherwise provided to them under our non-employee directors’ compensation program.

Under the 2010 LTIP, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2010 LTIP in accordance with our policies and/or applicable law. In addition, a participant in the 2010 LTIP may be required to repay us certain previously paid compensation, whether provided under the 2010 LTIP or an award agreement under the 2010 LTIP, in accordance with any recoupment policy we have in place.

Our board of directors may terminate, amend or modify the 2010 LTIP at any time; however, shareholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulations or stock exchange rules.

Stock-Based Compensation

We adopted and our shareholders approved the 2007 Long-Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006, to provide incentives to certain of our employees, officers, directors and consultants who contribute to our strategic and long-term performance objectives and growth. A maximum of 10,000,000 shares of common stock can be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $0.21 and $1.28 per share, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2012, there were awards outstanding, net of awards expired, for the purchase in aggregate of 6,927,160 shares of our common stock. As of June 30, 2012, there were 26,269 shares available for issuance under the 2007 LTIP.

Awards to purchase common stock have been granted pursuant to the 2010 LTIP and are outstanding to various employees at prices between $0.63 and $2.87, vesting over one-to three year periods. As of June 30, 2012, there were awards outstanding, net of awards expired, for the purchase in aggregate of 4,029,836 shares of our common stock. As of June 30, 2012, there were 2,510,164 shares available for issuance under the 2010 LTIP.

In certain circumstances, we issued shares of our common stock for invoiced services, to pay contractors and vendors and in other similar situations. In accordance with accounting guidance on stock compensation, payments in equity instruments to non-employees for goods or services are accounted for by the fair value method, which relies on the valuation of the service at the date of the transaction.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the cash value realized by each of our NEOs upon exercise of options in fiscal 2012. None of our NEOs hold any stock awards.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
D. Robinson	120,000	128,400
D. Brown	—	—
J. McCord	—	—
K. Zenger	—	—
C. McQueen	—	—

(1)	Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

PENSION BENEFITS

We do not maintain any defined benefit pension plans.

NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs, other than Dr. McCord, is eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements. See “Compensation Discussion and Analysis—Part III—Other Matters—Employment Agreements” and “Compensation Discussion and Analysis—Part III—Other Matters—Severance or Change-in-Control Agreements,” above.

Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.

The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive’s rate of base salary as of June 30, 2012;

•	Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value;

•	Cash severance as provided under the executive’s employment agreement in effect as of June 30, 2012;

•	Change in control occurring on June 30, 2012;

•	Termination of executive’s employment occurring on June 30, 2012;

•	June 29, 2012 (the final trading day of our 2012 fiscal year) share price of $2.83; and

•	The executives’ employment agreements that were in effect as of June 30, 2012 were utilized.

Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination Within 12 Months After a Change in Control ($)(2)
D. Robinson
Base salary continuation	477,100	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—

Total	477,100	—

D. Brown
Base salary continuation	300,000	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—

Total	300,000	—

J. McCord
Base salary continuation	—	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—

Total	—	—

K. Zenger
Base salary continuation	265,700	—
Change in control bonus	—	—
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—

Total	265,700	—

C. McQueen(3)
Base salary continuation	288,500	288,500
Bonus at Termination(4)	51,375	51,375
Continuation of health insurance benefits	—	—
Acceleration of vesting of time-based stock options	—	—

Total	339,875	339,875
(1)	For purposes of this table, an involuntary termination consists of, with respect to Messrs. Robinson and Brown, our termination of their respective employment without cause or their resignation for good reason, and, with respect to McQueen, the termination of her employment without cause. See “Compensation Discussion and Analysis—Part III—Other Matters—Employment Agreements.”

(2)	For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Ms. McQueen, the termination of her employment for any reasons other than for cause, disability, death, presumed death or voluntary termination. See “Compensation Discussion and Analysis—Part III—Other Matters—Employment Agreements.”

(3)	Ms. McQueen’s employment was terminated effective August 15, 2012 and her actual post-employment payments are described above.

(4)	Ms. McQueen’s employment agreement provides that if Ms. McQueen’s employment is terminated without cause or within twelve months of a change of control she is eligible to receive an additional payment in an amount equal to (a) 37,500 times (b) the difference between the closing price of a share of our common stock on the date of termination of her employment and $1.57. The amounts set forth above are based on the closing price of a share of our common stock on August 15, 2012, which is the date Ms. McQueen’s employment terminated.

DIRECTOR COMPENSATION

In fiscal year 2012, our non-employee directors received cash compensation of $2,500 for each meeting of the board of directors or any committee thereof at which they were present. The chairman of our board of directors received additional cash compensation of $5,000 during fiscal year 2012. We also reimburse our non-employee directors for documented business and travel-related expenses directly related to their service as directors. We also grant equity compensation to our non-employee directors to further align their interests with our shareholders. We do not provide any compensation to our directors who are also our employees for their service on our board of directors.

The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael Beindorff(2)	7,500	114,720	—	122,220
Mike Lu(3)	20,000	114,720	—	134,720
Dave Manovich(4)	7,500	114,720	—	122,220
Garry Mauro(5)	25,000	114,720	—	139,720
George Metzger(6)	7,500	114,720	—	122,220
Elwood Spedden(7)	12,500	114,720	—	127,220

(1)	On January 10, 2012, each non-employee director was granted a stock option to purchase 100,000 shares of our common stock with a per share exercise price of $1.33 which was equal to the closing share price of our stock on the grant date. The shares subject to these options vest in twelve (12) equal monthly installments beginning on the date of grant and vest in full on the date of the 2013 annual meeting of shareholders. The options have a ten year maximum term and were granted pursuant to our 2010 Long-Term Incentive Plan. The amounts shown in this column represent the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all stock option awards granted to each non-employee director during fiscal year 2012. Assumptions used to calculate these amounts are included in Notes 2 and 6 to the financial statements included in our annual report on Form 10-K for the year ended June 30, 2012. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the non-employee directors.

(2)	The total number of shares subject to outstanding stock options held by Mr. Beindorff at June 30, 2012 is 100,000.
(3)	The total number of shares subject to outstanding stock options held by Mr. Lu at June 30, 2012 is 340,000.
(4)	The total number of shares subject to outstanding stock options held by Mr. Manovich at June 30, 2012 is 100,000.
(5)	The total number of shares subject to outstanding stock options held by Mr. Mauro at June 30, 2012 is 560,000.
(6)	The total number of shares subject to outstanding stock options held by Mr. Metzger at June 30, 2012 is 100,000.
(7)	The total number of shares subject to outstanding stock options held by Mr. Spedden at June 30, 2012 is 100,000.

Beginning August 1, 2012, we pay our non-employee directors a monthly retainer for their service as directors in lieu of the per meeting fee we previously paid to non-employee directors. The amount of the monthly retainer is (i) $6,000 for the chairman of our board of directors, (ii) $5,000 for the chairmen of the audit committee and the compensation committee, and (iii) $4,000 for all other non-employee directors. Our directors who are also our employees continue to receive no compensation for their service on our board of directors. In addition, following each annual meeting of shareholders, each continuing non-employee director will receive annual equity compensation of a restricted stock award of 25,000 shares, which will vest in full in a single vesting increment on the date of the next annual meeting following the annual meeting at which the award is granted. Each newly elected or appointed director will receive an initial restricted stock award of 50,000 shares, which will vest in full in a single vesting increment on the date of the next annual meeting following the date on which the award is granted. If a non-employee director voluntarily resigns from our board of directors between annual meetings vesting of the restricted stock award will be accelerated on a prorated basis and in the case of a non-employee director’s death while serving as a director the restricted stock award will vest on an accelerated basis in full.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the compensation committee of our board of directors:

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2013 Annual Meeting of Shareholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, each as filed with the Securities and Exchange Commission.

The Compensation Committee

George E. Metzger, Chairman Mike Lu Elwood H. Spedden

The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.

AUDIT RELATED MATTERS

Audit Committee Report

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ehrhardt Keefe Steiner & Hottman PC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).

The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm’s independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.

Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2012, for filing with the SEC.

The Audit Committee

Dave S. Manovich, Chairman Elwood H. Spedden Mike Lu
Garry Mauro

The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ehrhardt Keefe Steiner & Hottman PC during the fiscal years ended June 30, 2012 and 2011:

	Fiscal Year Ended
	2012	2011
Audit Fees	$72,000	$60,000
Audit-Related Fees(1)	$57,500	$36,000
Tax Fees(2)	$34,000	$30,000
All Other Fees(3)	$4,090	$4,756

Total Fees	$167,590	$130,756

(1)	Audit-Related fees for the fiscal years ended June 30, 2012 and 2011 related to assurance and other services related to performance of the audit, review of interim reports and Sarbanes-Oxley Section 404(b) compliance.
(2)	Tax Fees are for tax compliance, advice and planning.
(3)	All Other Fees are related to our convertible debt offering and other professional services.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 24, 2012 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers, directors and director nominees as a group; and (iv) each person (or group of affiliated persons) who is known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.

Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070.

The percentages of beneficial ownership set forth below are based on 113,368,210 shares of our common stock issued and outstanding as of September 24, 2012.

Beneficial Owner(1)	Number of Shares		Percent of Class
Michael Beindorff	220,700	(2)	*
C. Mike Lu	4,918,935	(3)	4.27%
David Manovich	695,537	(4)	*
Garry P. Mauro	824,954	(5)	*
Joe M. McCord	2,909,333	(6)	2.55%
George Metzger	100,000	(7)	*
Elwood Spedden	100,000	(8)	*
Richard Okumoto	0		*
Douglas C. Robinson	650,000	(9)	*
David W. Brown	1,949,382	(10)	1.7%
Kirby Zenger	250,000	(11)	*
Carrie E. McQueen	392,050		*
All executive officers, directors and director nominees as a group (17 persons)	13,444,163	(12)	11.2%

*	Less than one percent.
(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 1,725,000 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.
(2)	Includes 112,000 shares held directly by Mr. Beindorff and 8,000 shares owned by Mr. Beindorff’s spouse which he is deemed to beneficially own, and 700 shares owned by Mr. Beindorff’s spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(3)	Includes 3,104,500 shares owned by Mr. Lu, 1,250,000 shares underlying warrants at an exercise price of $0.50 per share, 224,435 shares underlying warrants at an exercise price of $0.20 per share and also includes the following shares which Mr. Lu has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 120,000 shares at an exercise price of $0.36 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.
(4)	Includes 305,537 shares held in a Joint Trust Account by Mr. Manovich and his spouse, 10,000 shares owned by Mr. Manovich, 40,000 shares held in Mr. Manovich’s 401(k) plan and 240,000 shares owned by Mr. Manovich’s spouse, which he is deemed to beneficially own. Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.
(5)	Includes 263,689 shares owned directly by Mr. Mauro and 1,265 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.
(6)	Includes 1,981,425 shares of common stock owned by Dr. McCord, 187,500 shares underlying warrants at an exercise price of $0.50 per share and also includes the following shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 240,000 shares at an exercise price of $0.49 per share, 240,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 20,408 shares at an exercise price of $0.49 per share and 120,000 shares at an exercise price of $0.80 per share.
(7)	Consists of the following shares which Mr. Metzger has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.
(8)	Consists of the following shares which Mr. Spedden has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.
(9)	Consists of the following shares which Mr. Robinson has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 40,000 shares at an exercise price of $0.80 per share and 610,000 shares at an exercise price of $0.75 per share.
(10)	Includes 86,631 shares owned by Mr. Brown and also includes the following shares which Mr. Brown has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 62,751 shares at an exercise price of $0.30 per share, 600,000 shares at an exercise price of $0.23 per share, 450,000 shares at an exercise price of $0.50 per share, 450,000 shares at an exercise price of $0.75 per share and 300,000 shares at an exercise price of $0.70 per share.
(11)	Consists of the following shares which Mr. Zenger has the right to acquire or will have the right to acquire within 60 days of September 24, 2012 upon the exercise of options: 150,000 shares at an exercise price of $0.70 per share and 100,000 shares at an exercise price of $0.54 per share.
(12)	Consists of 6,739,069 shares directly owned by our executive officers, directors and director nominees as a group and 6,705,094 shares which our executive officers, directors and director nominees as a group have the right to acquire or will have the right to acquire within 60 days of September 24, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policies and Procedures

Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2012, we distributed questionnaires to each of our directors and officers.

Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.

Certain Related-Party Transactions

In January 2008, we entered into a consulting agreement with Dr. McCord to assist with our research and development efforts, make scientific presentations and be available for interviews related to our company and our products. Dr. McCord was one of our directors at the time we entered into that consulting agreement with him, a position in which he continues to serve until our fiscal year 2013 annual meeting. We paid Dr. McCord a monthly retainer of $5,000 from January 2008 through February 2009. Effective as of October 2009, we entered into a scientific advisory board agreement with Dr. McCord, which was originally effective through June 30, 2010 but which was later extended through June 30, 2011. Pursuant to this agreement we agreed to pay Dr. McCord a $10,000 monthly retainer for his services as a member of our company’s scientific advisory board, as well as for various research and development services related to our products. The scientific advisory board agreement also provided that Dr. McCord would receive $0.50 per bottle of Protandim® that we sold. Under this agreement, during our fiscal year ended June 30, 2010, Dr. McCord earned, including the $10,000 monthly retainer, a total of $224,192. Effective as of April 1, 2011, we entered into an employment agreement with Dr. McCord, pursuant to which we appointed Dr. McCord as our Chief Science Officer. Our employment agreement with Dr. McCord superseded the scientific advisory board agreement in its entirety. The compensation we agreed to pay to Dr. McCord pursuant to the employment agreement is substantially similar to the compensation we previously paid to Dr. McCord under the terms of the scientific advisory board agreement, including the payment of $0.50 per bottle of Protandim® we sell. During the year ended June 30, 2011, Dr. McCord earned $443,410 under the scientific advisory board agreement and his employment agreement. During the fiscal year ended June 30, 2012, Dr.  McCord earned $998,881 under his employment agreement.

CODE OF ETHICS

We have adopted the Lifevantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at http://investor.lifevantage.com/governance.cfm. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2012, we believe that all such reports were filed on a timely basis, except a Form 4 report filed on March 16, 2012 reported late several acquisitions of shares of our common stock by Michael Beindorff, one of our independent directors. These Form 4 reports were due on February 23, 2012, February 24, 2012, February 26, 2012, March 5, 2012, March 7, 2012, March 8, 2012, and March 12, 2012.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of our company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Lifevantage Corporation, Attn: Corporate Secretary, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K, which has been filed with the SEC for our fiscal year ended June 30, 2012, will be made available to shareholders without charge upon written request to Lifevantage Corporation, Attn: Corporate Secretary, 9815 South Monroe Street, Suite 100, Sandy, Utah 84070.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
October 9, 2012
/s/ Rob Cutler
Rob Cutler
General Counsel and Secretary

LIFEVANTAGE CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 14, 2012.

Vote by Internet • Go to www.envisionreports.com/LFVN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends that you vote as follows: FOR all the nominees listed, FOR Proposals 2 and 4 and 3 Years for Proposal 3.	+

1.    To elect the following seven persons (except as marked to the contrary) as directors of the Company until the next annual meeting of shareholders or until their respective successor is elected and qualified:

01 - Mr. Michael A. Beindorff 05 - Mr. Douglas C. Robinson	02 - Mr. Dave S. Manovich 06 - Mr. Richard Okumoto	03 - Mr. Garry Mauro 07 - Mr. Elwood H. Spedden	04 - Mr. George Metzger

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

For	Against	Abstain		1 Year	2 Years	3 Years	Abstain

2.    A non-binding advisory vote approving the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion in the proxy statement under the caption “Compensation Discussion and Analysis.”

☐	☐	☐	3. A non-binding advisory vote as to the frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
			4. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for fiscal year ending June 30, 2013.		For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — LIFEVANTAGE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 14, 2012.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Douglas C. Robinson and Rob Cutler or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of Lifevantage Corporation (the “Company”) that the shareholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Shareholders to be held on November 14, 2012, or at any adjournment or postponement thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. If a signed and dated proxy card is returned without marking any voting selections or without marking a voting selection as to a particular proposal, the shares represented by the proxy card will be voted as follows: “FOR” for the election of all director nominees listed in proposal 1, “FOR” for proposal 2, “3 YEARS” for proposal 3 and “FOR” for proposal 4, in each case, to the extent the proxy card does not indicate otherwise.

Please complete, sign, date and mail this proxy form in the accompanying business reply envelope even if you intend to be present at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AS FOLLOWS: “FOR” THE ELECTION OF ALL SEVEN DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “3 YEARS” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4.

Please complete, sign, date and mail this proxy in the accompanying envelope even if you intend to be present at the annual meeting. Returning the proxy will not limit your right to vote in person or to attend the annual meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The proxy is revocable at any time prior to its use.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 14, 2012:

The Proxy Statement and Annual Report to Shareholders are available at http://investor.lifevantage.com/sec.cfm.